CONSENT, APPROVAL AND IRREVOCABLE PROXY



4Health, Inc.
5485 Conestoga Court
Boulder, Colorado  80301

Ladies and Gentlemen:

     Reference is made to the proposed Agreement and Plan of Merger ("Merger Agreement") by and between 4Health, Inc. ("4Health"), and Surgical Technologies, Inc. ("Surgical"), a copy of which is attached hereto as Exhibit "A", pursuant to which, inter alia, 4Health will be merged with and into Surgical (the "Merger") for shares of common stock, par value $0.01, of the surviving corporation ("New Common Stock") and the issued and outstanding shares of common stock, par value $0.01, of Surgical ("Surgical Common Stock") will be combined and exchanged for shares of New Common Stock and warrants to purchase New Common Stock ("Warrants"), all as further described in the Merger Agreement (the "Recapitalization").

     In order to induce 4Health to execute and deliver the Merger Agreement, and subject to the terms and conditions set forth herein, each of the undersigned stockholders of Surgical does hereby irrevocably represent and warrant to and covenant and agree with 4Health that:

          (a) Such stockholder shall vote at the Stockholder's Meeting referred to in Section 5.01(a) of the Merger Agreement, or any adjournment thereof, all shares of Surgical's Common Stock beneficially owned by such stockholder to ratify the adoption of the Long-Term Stock Incentive Plan by Surgical.

          (b) Such stockholder shall, if requested by 4Health, execute and deliver a consent in writing, pursuant to Section 16-10a-704 of the Revised Business Corporation Act of the State of Utah ("Utah Law") authorizing the corporate action of Surgical described in clause (a) above.

          (c) Such stockholder has reviewed the copy of the Merger Agreement attached hereto as Exhibit "A." Such stockholder is familiar with Surgical and 4Health and their respective businesses, properties, and financial position. In order to permit such stockholder to make an informed investment decision with respect to the merits and risks of the transactions contemplated by the Merger Agreement, Surgical and 4Health furnished and/or made available to such stockholder, or such stockholder has had access to, (i) the same kind of information regarding Surgical and 4Health and their respective businesses, properties, and financial position, as would be contained in a definitive proxy statement prepared in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, in connection with a solicitation of stockholders of Surgical and 4Health to approve the Merger Agreement and the transactions contemplated thereby, (ii) such other information as such stockholder has deemed necessary in order to verify the information referred to in the preceding clause (i), and (iii) the opportunity to ask questions of, and receive answers from Surgical and 4Health or persons acting on their behalf concerning the terms, provisions, and conditions of the Merger Agreement and the transactions contemplated thereby. Such stockholder has such knowledge and experience in financial and business matters that such stockholder is capable of and has utilized the information described above in evaluating the merits and risks of the transactions contemplated by the Merger Agreement.

          (d) Such stockholder is the record and beneficial owner of and has full voting rights with respect to the number of shares of Surgical Common Stock of Surgical set forth opposite such stockholder's signature below.

          (e) Such stockholder hereby constitutes and appoints R. Lindsey Duncan and Richard B. Carlock, who are associated with 4Health (collectively, the "Proxyholders"), and each of them, with power of substitution, as such stockholder's true and lawful proxies and attorneys-in-fact to vote at the Stockholder's Meeting referred to in Section 6.01(a) of the Merger Agreement, or any adjournment thereof, all shares of Surgical Common Stock beneficially owned by such stockholder in favor of the Merger and Recapitalization and ratifying the execution, delivery, and performance by Surgical of the Merger Agreement and the transactions contemplated thereby, including, without limitation, approving the election of directors as provided in Section 1.05 of the Merger Agreement, substantially in accordance with the terms, provisions, and conditions of the Merger Agreement, so long as the consideration to be received by the stockholders of Surgical in the Recapitalization is equal to or greater than that provided for in the Merger Agreement. The foregoing proxy shall be limited strictly to the power to vote such Common Stock in the manner set forth in the preceding sentence. Such stockholder acknowledges that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by Section 16-10a-722 of Utah Law. In the event such stockholder for any reason fails to vote such stockholder's Common Stock of Surgical in accordance with clause (a) above, then the Proxyholders shall have the right to vote such Common Stock in accordance with clause (a) of this Letter Agreement. The vote of the Proxyholders shall control in any conflict between their vote of such Common Stock of Surgical and a vote by such stockholder of such Common Stock.

     This Letter Agreement shall be effective as to each of the undersigned stockholders upon delivery to 4Health of an executed copy hereof and shall terminate and be of no further force or effect upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms (other than because of the failure of the condition set forth in Section 7.01(b) of the Merger Agreement relating to requisite director and stockholder approval of the transaction), or (b) the expiration of sixty (60) days after the meeting at which the undersigned stockholder's Common Stock of Surgical have been voted in favor of the matters set forth in clause (a) above.

     This Letter Agreement shall not constitute a voting trust within the meaning of Section 16-10a-730 of Utah Law. This Letter Agreement shall be valid and binding upon each of the undersigned stockholders of Surgical and their respective heirs, representatives, successors, and assigns and shall be specifically enforceable by 4Health in accordance with the principles of equity.

     The validity and effect of this Letter Agreement shall be governed by and construed in accordance with the laws of the state of Utah. This Letter Agreement may not be amended, except pursuant to an instrument in writing signed by 4Health.

     Executed by the undersigned stockholders of Surgical.



                            SCHEDULE TO EXHIBIT 4.03

         Name               Number of Shares


Rex Crosland                  1,405,003
Todd Crosland                   223,439
Rockwell D. Schutjer            193,724
First Interstate Bank           168,324
Brian Balli                      74,816
Maynard Crosland                 43,624
Kathleen Johnson                 34,300
Orv Hendrickson                  40,000
Tammy Hendrickson                30,000
Mark Petersen                    65,000
                              2,278,329